Exhibit 5.1

OPINION RE:  LEGALITY
March 29, 2013
Investors Real Estate Trust 1400 31st Avenue SW, Suite 60 Minot, North Dakota 58702

Re:	Securities Registered under Registration Statement on Form S-3
Ladies and Gentlemen:
This opinion letter dated March 29, 2013 is delivered in connection with and included as Exhibit 5.1 to the Registration Statement on Form S-3 (the "Registration Statement") filed on March 29, 2013 by Investors Real Estate Trust, a North Dakota real estate investment trust (the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the offering of 670,393 common shares of beneficial interest, no par value per share (the "Shares")  to be sold by the selling shareholders listed in the Registration Statement  under the title "Selling Shareholders." The Shares may be issued from time to time by the Company to the extent that the Selling Shareholders, which hold units of limited partnership interest (the "LP Units") in IRET Properties, a North Dakota Limited Partnership (the "Operating Partnership"), in accordance with the terms of the Agreement of Limited Partnership of IRET Properties, a North Dakota Limited Partnership, dated January 31, 1997 (the "Partnership Agreement"), tender the LP Units to the Operating Partnership for redemption and the Company exercises its contractual right to acquire such tendered LP Units in exchange for the Shares.

In furnishing this opinion, we have examined copies of the Registration Statement, the Articles of Amendment and Third Restated Declaration of Trust of the Company, the Third Restated Trustees' Regulations (Bylaws) of the Company, and the Partnership Agreement each as amended to date, and the minutes of the meeting of the Board of Trustees authorizing the issuance of the Shares. We have also examined such other documents, papers, statutes and authorities as we deemed necessary to form a basis for the opinion hereinafter expressed. In these examinations and for purposes of the opinions expressed below, we have assumed (i) the genuineness of all signatures; (ii) the legal capacity of each natural person signatory to any of the documents reviewed by us; (iii) the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies; and (iv) the conformity of the documents filed with the Commission via the Electronic Data Gathering and Retrieval System ("EDGAR"), except for required EDGAR formatting changes, to physical copies of the documents prepared by the Company and submitted for our examination.  As to factual matters, we have relied, without independent verification, upon the accuracy of the certificates of officers of the Company and the certificates and oral advice of public officials.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized, and when and to the extent issued in exchange for the LP Units as provided in the Partnership Agreement, will be validly issued, fully paid and non-assessable.

Attorneys involved in the preparation of this opinion are admitted to practice law in the State of North Dakota and we do not purport to be experts on, or to express any opinion herein concerning, any law other than the laws of the State of North Dakota (which includes reported judicial decisions interpreting such laws).

This opinion is rendered as of the date hereof.  We assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to our attention or changes in the law which may hereafter occur.  This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company's Registration Statement relating to the issuance of the Shares. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the said incorporation by reference and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Sincerely,

LEONARD, STREET AND DEINARD

/s/ William R. Syverson